Exhibit 10.1

700 Anderson Hill Road, Purchase, New York, 10577www.pepsico.com

October 18, 2012

Ms. Maura A. Smith

Dear Ms. Smith:

This letter separation agreement (this “Agreement”) relates to the arrangements concerning the separation of your employment from PepsiCo, Inc. (“PepsiCo” together with its parent, subsidiaries, divisions, affiliates, predecessors and successors, agents, employees, directors, or assigns, the “Company”). You will not be entitled to receive any further payments or benefits from the Company, except as specifically set forth by the terms and conditions of this Agreement, or except as provided under the indemnity provisions of PepsiCo’s By-Laws, and director and officer and professional liability insurance policies.

1.	Status and Responsibilities.

(a) Status. On, June 15, 2012 (your “Separation Date”) your position as Executive Vice President, Government Affairs, General Counsel and Corporate Secretary, any other appointments and offices you held with the Company, and any position with any third-party organizations in which you represented the Company, ended. Except as otherwise provided in this Agreement, contingent upon your timely signing and not revoking this Agreement, and for valuable consideration, you will be eligible for the payments and benefits described in Section 2.

(b) Responsibilities. From October 1, 2012 until April 15, 2013 you agree to be available to the Company as a consultant (the “Consultancy Period”). During this time, you agree to consult with the Company in response to inquiries or reasonable requests from the Company for assistance and to cooperate with the Company as needed. Your consultancy will automatically cease at the end of the Consultancy Period, or when you notify the Company that you have accepted employment elsewhere, whichever is sooner. Notwithstanding the end of the Consultancy Period, you will remain available to respond to inquiries or reasonable requests from the Company for assistance and to cooperate with the Company as needed. During the Consultancy Period, you will be reimbursed for pre-approved reasonable and appropriate business expenses incurred by you during your Consultancy Period in connection with such services as specifically requested in writing by the General Counsel of the Company, subject to the submission by you of appropriate documentation in accordance with Company policy. Nothing in this Section shall preclude you from providing legal or other consulting services to other clients, subject to the restrictions set forth in Section 4 below.

PepsiCo
Smith

2.	Payments and Benefits.

(a) Consideration. In consideration of the covenants and promises contained in this Agreement, including but not limited to your status as a consultant, you will receive, less applicable withholdings and according to normal payroll procedures, from the Company six (6) biweekly payments equal to $157,150.00 each, commencing on October 19, 2012 through December 28, 2012, and a payment of $2,478,550.00 to be paid on or about January 15, 2013, and three payments of $826,183.33 (each) to be paid on or about February 15, 2013, March 15, 2013, and April 15, 2013 respectively. The parties agree that the payments made pursuant to Section 2(a) and Section 2(b) of this Agreement are payments to which you would not otherwise be entitled to if you did not sign this Agreement.

(b) Continued Welfare Benefits. You have elected to purchase continued medical coverage for you and your eligible dependents under the Company’s insurance plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). Pursuant to COBRA you may continue such coverage for a period up to eighteen (18) months, commencing June 15, 2012. The Company will reimburse you monthly for premiums paid for such continued coverage at the rate of 160% of your cost of such continued coverage; provided, however, that any continued coverage pursuant to this Section 2(b) shall cease upon your becoming eligible for comparable coverage from a subsequent employer. You agree to notify the Chief Human Resources Officer of the Company in writing of such eligibility as soon as you become aware of such eligibility, and before the commencement of other coverage. If you fail to do so, you agree to immediately reimburse the Company for any payment made after the commencement of any other coverage for medical for you or your eligible dependents. Any such payment will be sent to the Chief Human Resources Officer of the Company. Any period of continued coverage pursuant to this Section 2(b) shall be recognized for purposes of satisfying the Company’s obligations under COBRA. If your COBRA coverage expires, and you have not been able to secure employment, the Company will reimburse you three months of additional medical coverage that you secure independently of the Company, up to the same rate that was paid for COBRA.

(c) Retirement Plans. Because you did not achieve three (3) years of service with the Company, your Company automatic retirement contributions and matching contributions to the PepsiCo Savings Plan and the PepsiCo Automatic Retirement Contribution Equalization Plan did not vest and were forfeited on your Separation Date.

(d) Equity Awards. The Company has provided you with a schedule of your outstanding awards under the PepsiCo long-term incentive plans (collectively, the “LTIP”), and you and the Company have confirmed the accuracy of that schedule. In accordance with the original terms and conditions of your LTIP agreements, your outstanding LTIP awards will not vest and as a result were forfeited and cancelled on your Separation Date. You will not receive any future LTIP awards after your Separation Date.

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(e) Personal Common Stock Holdings. As of the date of the full execution of this Agreement, you are permitted to sell your personal holdings of PepsiCo common stock should you decide to do so.

(f) Vacation Pay. One week of vacation pay, less applicable withholdings, will be paid to you by October 31, 2012. You will not accrue any additional vacation pay after your Separation Date.

(g) No Other Payments. Other than as specifically provided by the terms and conditions of this Agreement, you will not be entitled to any other payments or benefits from the Company.

3.	Non-Disclosure and Effect of Previous Obligations.

(a) Confidential Information. In the course of your employment with the Company, you have been provided access to and have received Confidential Information. As used herein, “Confidential Information” consists of all information relating to the Company that is not generally known to the public, including, but not limited to, proprietary information, attorney-client privileged communications, attorney work product, trade secrets as defined in the Uniform Trade Secrets Act (“UTSA”), which includes, but is not limited to, information that derives economic value, actual or potential, from not being generally known to others, such as technical or non-technical data, formulae (including cost and/or pricing formulae), patterns (including pricing and discount history), compilations, programs, devices, methods (including cost and/or pricing methods, marketing programs and operating methods), techniques, drawings, processes, financial data, or a list of actual or potential customers or suppliers.

(b) You acknowledge that you have read, understood, and executed, on or about March 16, 2011, the Company’s Employee Confidentiality and Intellectual Property Agreement (the “Confidentiality Agreement”), a true and complete copy of which you agree is attached as Exhibit A to this Agreement.

(c) Effect of Previous Obligations. You understand that this Agreement relating to your separation of employment is not intended to supersede, limit, or affect any obligation, contractual, ethically, or otherwise, which you have with respect to the disclosure, use or protection of any proprietary or privileged, confidential, work product or trade secret information of the Company. All previous written agreements, including but not limited to the Confidentiality Agreement, and responsibilities imposed by law and/or by contract, relating to the Company’s intellectual property, proprietary information, confidential, privileged, work product or trade secrets, including but not limited to obligations as to disclosure and assignment of inventions, shall remain in full force and effect and shall survive the execution of this Agreement except that any dispute involving Confidential Information shall be governed by the provisions of Section 14 of this Agreement.

(d) Non-Disclosure. You agree that, you will not use Confidential Information or disclose any Confidential Information to any third party except:

(i)	with the prior written consent of the General Counsel of the Company; or

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(ii)	as legally required by a lawful subpoena or by court order and then only after immediate written notice by you via facsimile, email and by overnight mail to the General Counsel of the Company of the existence of such subpoena or court order, with a copy of any such document and the allowance of no less than five business days after receipt by the Company of such written notice with copy of subpoena or court order for the Company to object to or move to quash any subpoena, court order or potential disclosure. So long as the Company has taken action to object within the time period provided for herein, you agree that there will be no disclosure until final resolution, including on any appeal, of any objections or motion to quash, whether filed with a court or otherwise and without regard to the form of the objection. You also agree to protect, to actively object to and to cooperate in objecting and resisting disclosure of any request of any kind for Confidential Information.

(e) Condition Precedent. You understand and agree that the Company requested, as condition precedent to the execution of this Agreement, the immediate retrieval and return of any and all Company Confidential Information , including copies, in your possession, custody or control (including Confidential Information disclosed to third parties by you and your agents). You understand and agree that no benefit contemplated by this Agreement is conferred except upon the express condition precedent of return and retrieval, non-disclosure and no misuse of Company Confidential Information. You hereby attest that you have searched for, collected, and returned to the Company or destroyed, pursuant to instructions from the Company, all Confidential Information and all Company documents and property of any kind or nature whatsoever, including all copies, in your possession, custody, and control, including Confidential Information disclosed to third parties, and, including, but not limited to, proprietary, trade secret, privileged or work product information and/or documents, or copies of same, whether in hard copy, electronic, or any other format, as well as any Company computer, building access cards, keys, or other Company property in your possession, custody, or control.

(f) All other rights and remedies available to the Company at law and in equity with respect to its Confidential Information, Exhibit A, and any and all issues related to Company Confidential Information are expressly preserved and reserved.

(g) Penalties for Breach. You further understand and agree that any disclosure or misuse of Confidential Information or breach of any other pre-existing contract or legal obligation relating to Confidential Information and property of the Company will constitute a material breach of this Agreement and will subject you to potential legal penalties at law and in equity. Specifically, you understand and agree that breach of this Section 3 this Agreement by you or any person to whom you disclosed Confidential Information will constitute irreparable harm and will provide the Company the right to immediate injunctive relief, and will immediately terminate any right that you may have to receive any payment whatsoever which may be contemplated by this Agreement. Repayment by you to the Company will be required of the total lump sum of any payments already made under this Agreement upon an arbitrator’s

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determination of a breach of Section 3 of this Agreement. Any repayment by you will include interest running from the date of the breach or misuse computed at 120% of the Applicable Federal Rate published by the Internal Revenue Service from time to time.

4.	Non-Competition and Non-Solicitation.

(a) Non-Competition. Subject to the provisions of Section 4 (e), you agree that, during the Consultancy Period and for a period of twelve (12) months following the end of the Consultancy Period, you will not, without the prior written consent of the Company, through its Chief Human Resources Officer, either directly or indirectly:

(i)	participate or have any interest in, own, manage, operate, control, be connected with as a stockholder, director, officer, employee, partner or consultant, or otherwise engage, invest or participate (collectively, “Participate”) in any Competing Entity (as such term is defined below in Section 4(c)(i));

(ii)	participate in any bottling entity with which the Company does business as of the date of this Agreement; or

(iii)	engage in any act injurious to the reputation of the Company or that diverts, or is intended to divert, customers or suppliers from the Company.

(b) Non-Solicitation. Subject to the provisions of Section 4 (e), you agree that, during the Consultancy Period and for a period of twelve (12) months following the end of the Consultancy Period, you will not, without the prior written consent of the Company, through its Chief Human Resources Officer, either directly or indirectly engage in any act that diverts, or is intended to divert, employees from the Company.

(c) Definitions. For purposes of this Section 4, in addition to the other terms defined under this Agreement, the following capitalized terms have the following meanings:

(i)	“Competing Entity” means any firm, corporation or other entity that markets, sells in a wholesale capacity, distributes, develops, or produces Covered Products. Competing Entities include but are not limited to, The Coca-Cola Company, Coca-Cola Enterprises, Inc., Nestle S.A., Dr Pepper Snapple Group, Inc., Cott Corporation, Citrus World, Inc., Groupe Danone, The Arizona Beverage Company, Sunkist, Red Bull GmbH, Hanson Natural Corporation, Starbucks Corporation, Unilever Group NV & PLC, Kraft Foods Group, Inc., Mondelēz International, Inc., Kellogg Company, General Mills, Inc., Utz Quality Foods, Inc., Snyders of Hanover, Inc., The Procter & Gamble Company, Diamond Foods, Inc., Bahlsen, Wise Foods, Inc. or any subsidiary, affiliate, franchisee, division or other entity associated or affiliated with the foregoing entities or any successor to any such entity.

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(ii)	“Covered Products” means any product that was produced, marketed, sold, licensed or, to your knowledge, under development by a business of the Company. Covered Products include but are not limited to products that fall into one or more of the following categories: (1) beverages, including without limitation carbonated soft drinks, tea, water, juices, juice drinks, juice products, sports drinks, energy drinks and coffee drinks; (2) dairy products; (3) snacks, including salty snacks, sweet snacks, meat snacks, granola and cereal bars, and cookies; (4) hot cereals and ready-to-eat cereals; (5) pancake mixes and pancake syrup; (6) value-added rice products; or (7) value-added pasta products and dry pasta products.

(d) You understand, acknowledge and agree that the Company markets, sells and distributes the Covered Products worldwide.

(e) The provisions of this Section 4 shall not prevent you and/or your immediate family from:

(i)	collectively being holders of up to five percent (5%) in the aggregate of any class of securities of any Competing Entity or in any said bottling entity (as is referred to in Section 4(a)(ii)), provided that such securities are listed on a national securities exchange or registered under securities laws of Canada or the United States.

(ii)	joining a law firm that represents a Competing Entity, so long as you do not provide any services to said Competing Entity, or consult with lawyers in the firm who do.

5.	Non-Disparagement.

(a) You agree not to make any derogatory, disparaging or negative remarks, written or verbal, regarding the Company or any of its officers, directors, employees, stockholders, representatives, vendors, suppliers, customers, clients, products or services to any third person or otherwise make any comment or communication casting the covered parties in a negative light. This paragraph is not intended to bar you from giving testimony pursuant to a compulsory legal process pursuant to subpoena or court order. You however agree to notify the General Counsel of the Company in writing immediately by facsimile, email, or by overnight mail of any such subpoena or court order or legal compulsion and to allow the Company five business days from receipt of notification by you of the legal process in question to make objection or move to quash. You agree to provide all particulars needed for a timely objection, including a copy of any subpoena or court order. It is understood and agreed that, in the event that you are required to give testimony, the Company is the holder of attorney client privilege and work product protections, that the Company does not intend to waive, expressly or impliedly, said privileges and protections, and that you agree to vigorously protect and resist disclosure of Confidential Information, as herein defined, including but not limited to attorney client privileged, work product protected information, at all times. Once any objection is lodged, you agree that you will not disclose any information until such time as the objection is finally ruled upon, including by any court of appeal.

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(b) The parties have agreed to certain limited Company non-disparagement obligations.

6.	Irreparable Harm, Reasonableness, Other Agreements.

(a) You acknowledge that a breach or threatened breach by you of the terms of Sections 3, 4 or 5 of this Agreement would result in material and irreparable injury to the Company, and that it would be difficult or impossible to establish the full monetary value of such damage. Therefore, you agree that, in addition to any monetary damages to which the Company may be entitled, the Company shall be entitled to injunctive relief, without notice to you, in the event of any such breach or threatened breach from any court of competent jurisdiction without the need to post any bond or undertaking. In the event of any breach or threatened breach, you also agree to pay liquidated damages in the minimum amount of $500,000.00 upon an arbitrator’s determination of a breach, in addition to any monetary damage and/or injunctive relief. The undertakings and obligations contained in Sections 3, 4, 5 and 6 shall survive the termination of this Agreement.

(b) You agree that the covenants you have made in Sections 3, 4 and 5 are reasonable with respect to their duration and description.

(c) You acknowledge that Sections 3, 4 and 5 are not intended to supersede or limit your obligations under other agreements, which may be different from those contained in such sections. Other such agreements may include confidentiality, non-disclosure, trade secret or assignment-of-invention agreements previously executed by you in favor of the Company. Any such agreement(s), including but not limited to Exhibit A, shall remain in full force and effect and any action relating in any way to the failure to honor or to the breach of that agreement is not released by this Agreement; however, any dispute involving Confidential Information shall be governed by the provisions of Section 14 of this Agreement.

7.	Future Cooperation.

You agree that you will provide information or testimony or both in connection with any legal matters, if so requested by the Company. You further agree to make yourself available upon request to provide information and/or testimony, in a formal and/or informal setting in accordance with the Company’s request, subject to reasonable accommodation of your schedule and reimbursement of reasonable pre-approved documented expenses incurred by you. Notwithstanding the foregoing, the Company’s agreement and obligations pursuant to the foregoing sentence shall be subject to the provisions and limitations set forth in Section 10 of this Agreement.

8.	Releases.

(a) You agree to release and discharge the Company, and all of its respective past and present officers, directors, employees, agents, plans, trusts, administrators, stockholders and trustees (collectively, the “Released Parties”) from any and all claims, losses or expenses you

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may have or have had or may later claim to have had against them, whether known or unknown, arising out of anything that has occurred up through the date you sign this Agreement, including without limitation, any claims, losses or expenses arising out of your employment with or separation from the Company; provided, however, that you expressly do not release or discharge the Company from any claims, losses or expenses you may have for (i) workers’ compensation benefits, or (ii) the indemnification or insurance described in Section 10 below.

(b) You understand and agree that, except for any claims expressly excluded from this release, you will not be entitled hereafter to pursue any claims arising out of any alleged violation of your rights or any other alleged violation of any kind or nature whatsoever while employed by the Company or claims which relate in any way whatsoever to information you learned while employed by the Company. For example, you understand that you are releasing all common law contract, tort, retaliation, whistleblower, or other claims you may have, as well as all claims you might have under the Worker Adjustment & Retraining Notification Act (“WARN Act”), Title VII of the Civil Rights Act of 1964, Sections 1981 and 1983 of the Civil Rights Act of 1866, the Americans With Disabilities Act (“ADA”), the Employee Retirement Income Security Act of 1974 (“ERISA”), the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and/or any rules, regulations or binding guidance thereunder, of whatever nature whatsoever pertaining in any way to or under the Sarbanes-Oxley Act of 2002, and any other domestic or foreign laws, such as the New York State and City Human Rights Laws, the New York Labor Law and the Westchester County Human Rights Law; claims for reinstatement, back pay, front pay, losses or other damages to you or your property resulting from any alleged violations of state or federal law; the Age Discrimination in Employment Act; the Family and Medical Leave Act; the Equal Pay Act; all claims for attorneys’ fees of whatever nature or kind; and any other federal, state or local law, rule, regulation, administrative guidance or common law doctrine claim relating directly or indirectly to your employment or information gained during the course of your employment or at any time thereafter as it relates to the Company.

(c) By signing this Agreement and accepting the benefits provided, you agree that, except for any claims expressly excluded from this release, you will not pursue any individual claims (whether brought by you, an administrative agency, or any other person on your behalf or which includes you in any class) and will not initiate or participate in any kind of action whatsoever which is against or in any way harms or has the tendency to harm the Released Parties, by means of a lawsuit, complaint, charge or otherwise, in any state or federal court or before any state or federal agency or in any venue or forum for or on account of anything, whether known or unknown, foreseen or unforeseen, which has occurred up to the date you sign this Agreement and which relates in any way to your employment with the Company. You acknowledge that you have not taken any action to seek or to accept, and you agree not to seek or accept, any equitable or monetary relief in any action, suit, proceeding or charge filed by you or on your behalf, whether with any government agency or otherwise against the Company or implicating the Company in any way whatsoever, and agree to opt out of any class action filed against the Company with respect to any period during which you were employed by the Company. This release does not include any claims for breach of this Agreement. You further represent and warrant that you have not filed and do not intend to file any claim or action against any released party for any violation of any law or a violation of PepsiCo’s Code of Conduct, its corporate policies or on account of any facts or circumstances surrounding your

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employment, including any privileged and confidential information learned while employed, whether directly or indirectly, including but not limited to any kind of claim against the Company/Released Parties under the Sarbanes-Oxley Act of 2002 and/or the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and/or any rules, regulations or binding guidance thereunder. You further represent and warrant that from your Separation Date until the date hereof, you have not become aware of any facts or circumstances which you know constitute either a violation of law or a violation of PepsiCo’s Code of Conduct, its corporate policies or any facts or circumstances that you believe justifies any kind of claim against the Company , including but not limited to any claim under the Sarbanes-Oxley Act of 2002 and/or the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and/or any rules, regulations or binding guidance thereunder.

(d) You agree that you shall forfeit, and, to the extent already paid, the Company shall be entitled to repayment, with interest computed at 120% of the long-term Applicable Federal Rate published by the Internal Revenue Service from time to time, of the payments referenced in Sections 2(a) and (b) payable to you pursuant to this Agreement, and you and/or your dependents (as applicable) shall no longer be eligible for the payments related to continued welfare benefits coverage referenced in Section 2(b), in the event that you:

(i)	breach any of the terms of this Agreement, including but not limited to disclosure to any source any of the Company’s Confidential Information; or

(ii)	file or assert any claim related to or concerning your employment with, or separation from, the Company, including but not limited to any information learned during the course of your employment with the Company or through your knowledge of or about its Confidential Information, against the Released Parties for any reason other than claims for workers compensation benefits, health care benefits, life, or disability benefits as determined through the Separation Date under the Company’s applicable and governing plans and programs or for violation of the terms of this Agreement. In addition, you agree to hold harmless and to reimburse the Released Parties any expense in connection with any claim, loss or expense (including attorneys’ fees) incurred by them arising out of your breach of any portion of this Agreement.

(e) Subject to your full satisfaction of relevant conditions precedent, and the Company’s agreement that all such conditions precedent have been fully satisfied, the Company agrees to release and discharge you from any and all claims about which the Company has actual knowledge as of the date of execution of this Agreement. This release does not include and specifically excludes any and all claims for breach of this Agreement, or any claims that may arise after the date of execution of this Agreement, including but not limited to any violation of your ongoing obligations with respect to Confidential Information. As set forth in this Agreement, Exhibit A and all obligations to protect and hold inviolate PepsiCo’s Confidential Information and/or to insure against disclosure or misuse thereof survive this Agreement. In the event that the Company initiates legal action against you on the basis of any claim about which the Company did not have actual knowledge as of the date of execution of this Agreement,

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except those related to breach of this Agreement, the Company and you agree that the prevailing party will be entitled to an award that includes all reasonable costs and attorneys’ fees of the prevailing party.

9.	Review and Revocation.

This Agreement affects important rights and obligations, and the Company advises you to consult with an attorney before you sign this Agreement. In order to give you time to review and consider these arrangements, you will have twenty-one (21) calendar days from the day you receive this Agreement to sign and return the Agreement. For a period of up to and including seven (7) calendar days after the date you sign this Agreement, you may revoke this Agreement. The Company shall have no obligation to make any payments under this Agreement before the end of the seven-day revocation period. If you decide to revoke this Agreement, you must deliver to the undersigned a signed notice of revocation on or before the end of this seven-day period.

10.	Indemnification and Insurance.

The Company shall maintain customary director and officer liability insurance covering you for acts and omissions during the time of your employment with the Company to the same extent as it does so for similarly situated executives. Such indemnification and insurance coverage shall also apply to any service you perform as a Consultant in accordance with Section 1(b) of this Agreement.

11.	Reemployment.

You promise not to seek employment with the Company or any Released Party unless the Company Chief Human Resources Officer asks you to do so in writing.

12.	No Wrongdoing.

This Agreement is not an admission of wrongdoing by the Company or you, and neither it nor any drafts shall be admissible evidence of wrongdoing or for any other purpose except as needed to establish breach of any provision of this Agreement;

13.	Effect of Void Provision.

If the Company or you successfully assert that any provision in this Agreement is void, the rest of the Agreement shall remain valid and enforceable.

14.	Arbitration of Disputes.

The Company and you agree to resolve any disputes you and the Company may have with each other through final and binding arbitration in accordance with the details agreed to and

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memorialized by the parties at the time of the execution of this Agreement. For example, you are agreeing to arbitrate any dispute about the validity of this Agreement, any claim or controversy arising out of or relating to this Agreement, or the breach, termination, enforcement, interpretation or validity thereof. Arbitrations shall be conducted by JAMS in accordance with its Comprehensive Arbitration Rules & Procedures, unless other arbitration terms and conditions are mutually agreed upon by you and the Company. You agree that Federal Rules of Evidence and Title V of the Federal Rules of Civil Procedure concerning Disclosure and Discovery will apply to any arbitration. You acknowledge that you understand this section’s requirements and that arbitration will be in lieu of a jury trial.

15.	Miscellaneous.

(a) This Agreement shall be deemed a contract made under, and for all purposes to be governed by and construed in accordance with, the laws of the State of New York, without reference to principles of conflicts of laws.

(b) No rights or obligations under this Agreement can be assigned or transferred by you, except as they may be transferred by will or by operation of law. This Agreement shall be binding upon and shall be for the benefit of the Company, its successors and assigns and you and, in the event of your death, your heirs, estate or legal representative.

(c) Non-Applicability of 409A. The parties intend that this Agreement will be interpreted so that (i) each payment payable pursuant to Section 2(a) shall be deemed a separate payment for purposes of Section 409A, (ii) each such transition payment that is paid by March 15, 2013 shall be exempt from Section 409A as a short-term deferral, (iii) each such transition payment that is paid after March 15, 2013 shall be exempt from Section 409A to the maximum extent possible under the exemption for separation pay in Treas. Reg. Sec. 1.409A-1(b)(9)(v), (iv) any remaining such transition payments shall comply with the Section 409A payment rules and (v) any remaining benefits provided hereunder will be exempt from Section 409A. Notwithstanding the foregoing, you acknowledge and agree that the Company does not guarantee any particular tax treatment and that you are solely responsible for any taxes that you owe as a result of this Agreement.

(d) Captions. The captions are utilized for convenience only, and do not operate to explain or limit the provisions of this Agreement.

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By signing below, you acknowledge that you understand and voluntarily accept the arrangements described herein. You acknowledge and agree that you have had the opportunity to review this Agreement with an attorney, that you fully understand this Agreement, that you were not coerced into signing it, and that you signed it knowingly and voluntarily. You also acknowledge that you have not received any promise or inducement to sign this Agreement except as expressly set forth herein.

Very truly yours,

PepsiCo, Inc.

By:	/s/ Cynthia Trudell
	Name:	Cynthia Trudell
	Title:	Executive Vice President and Chief Human Resources Officer

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The undersigned agrees to and accepts the terms and provisions of the foregoing Agreement:

/s/ Maura Smith	October 18, 2012
Maura A. Smith	DATE

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